EXHIBIT 12(b)

                                 TXU GAS COMPANY
                  (FORMERLY ENSERCH CORPORATION, A WHOLLY-OWNED
         SUBSIDIARY OF TEXAS UTILITIES COMPANY) AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND RATIO OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS




                                                                 Six Months
                                                                   Ended
                                                                  June 30,
                                                                   1999
                                                                ----------

EARNINGS:
     Net Income (loss)                                            $(21,007)
     Add:
         Total federal income taxes                                 (6,419)
         Fixed charges (see detail below)                           38,285
                                                                 ---------
              Total earnings (1)                                  $ 10,859
                                                                 =========

FIXED CHARGES:
     Interest expense                                             $ 32,707
     Rentals representative of the interest factor                     567
     Distributions on trust securities of subsidiaries               5,011
                                                                 ---------

     Fixed charges deducted from earnings                           38,285
     Capitalized interest                                              -
                                                                 ---------
              Total fixed charges                                   38,285

     Preferred dividends adjusted for pretax
         earnings coverage (2)                                       2,255
                                                                 ---------

              Combined fixed charges and preferred dividends      $ 40,540
                                                                 =========

RATIO OF EARNINGS TO FIXED CHARGES (3)                                0.28
                                                                      ====

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED DIVIDENDS (4)                                      0.27
                                                                      ====



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(1)      "Earnings" represent the aggregate of (a) net income (loss), (b) income taxes, and (c) fixed charges deducted from earnings, on a total enterprise basis. "Fixed Charges" represent interest expense, distributions on trust securities of subsidiaries, capitalized interest and the portion of rental expense representative of the interest factor.

(2) The preferred stock dividend requirements are assumed to be equal to the pretax earnings which would be required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable period.

(3) For the six months ended June 30, 1999, fixed charges exceeded earnings by $27.4 million.

(4) For the six months ended June 30, 1999, combined fixed charges and preferred dividends exceeded earnings by $29.7 million.